QualityFIRST(R)

                                LICENSE AGREEMENT

     This License Agreement (the "Agreement") is effective as of the 11th day of July, 1996, by and between the Institute for Healthcare Quality, Inc. ("IHQ"), a Minnesota corporation and a wholly-owned subsidiary of Health Risk Management, Inc. ("HRM"), a Minnesota corporation having a place of business at 8000 West 78th Street, Minneapolis, Minnesota 55439 and Keystone Mercy Health Plan
("Licensee"), a Pennsylvania general partnership with its principal place of business at 200 Stevens Drive, Philadelphia, Pennsylvania 19113.


     WHEREAS, IHQ has developed a software program described in the attached Exhibit A, which incorporates a guideline system useful in the healthcare industry for utilization review, confirmation of diagnoses of certain illnesses and diseases, therapeutic selection, resource selection and acute care management; and

     WHEREAS, Licensee desires to obtain a license to use such software program and its accompanying user documentation pursuant to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the premises and the covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

                                LICENSE AGREEMENT

                                   Definitions

1.1 "Authorized User" shall mean any agent, employee or consultant of Licensee who has received the training described in Schedule 2 of this Agreement, including those trained by trainers.

1.2 "Documentation" shall mean any IHQ user manuals or written specifications for the installation, operation or maintenance of the Software.

1.3 "Effective Date" shall mean the date first written above.

1.4 "Key Person" shall mean a person employed by Licensee, designated by Licensee in Schedule 3 of this Agreement, and authorized by Licensee (i) to receive, retain custody of, and to make backup copies of the Software and updates for the Software; (ii) to procure any technical assistance from IHQ needed in connection with the use of the Software; (iii) make arrangements for any training services and consulting services to be provided by IHQ pursuant to
Schedule 3 of this Agreement, and (iv) to receive bulletins and announcements concerning updates and supplements for the Software.

1.5 "Royalty Period" shall mean each calendar month during the term of this Agreement.

1.6 "Software" shall mean the QualityFIRST(R) software program as described in Exhibit A, and any modifications, enhancements, revisions, additions or updates to this program.

1.7 "Terminated" or "Termination" shall mean the expiration, cancellation, revocation or rescission of this Agreement.

                               License of Software

2.1 Grant. IHQ hereby grants to Licensee pursuant to the following terms and conditions, and Licensee hereby accepts, a terminable, nonexclusive, nontransferable right and license to use the Software solely in nonprinted, machine readable form on the computers and at the locations identified on the attached Exhibit B, as amended from time to time, and solely for the purposes defined herein. The license granted pursuant to this section shall not entitle Licensee to grant sublicenses for the Software.

2.2 Licensed Use. Licensee's right to use the Software shall be limited to the stand alone and local area network computers at Licensee's own installation sites identified in Exhibit B, as amended from time to time, provided such computers are supported by a single file server per site. Licensee shall not, without the prior approval of IHQ, install or use the Software on any additional computers or file servers whether remote or on site, except as provided in
Schedule 1 of this Agreement. Licensee shall only permit Authorized Users and Key Persons to have access to the Software.

2.3 Scope of Licensed Use. The parties agree that Licensee shall have the limited right to use the Software in accordance with the terms of this Agreement solely by Authorized Users for Licensee's own internal business purposes within the United States, and that Licensee shall not, and shall not permit others to
(i) copy the Software or any information contained therein (the "Information") except as provided in Section 6.3, (ii) use the Software in any public computer based information system, (iii) allow any third party to use or have access to the Software or any portion thereof, or (iv) create derivative works of the Software. This Section shall not prohibit Licensee from making copies of the Position Papers contained in the Software for distribution to its physicians during the term of this Agreement.
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2.4 Additional Uses  Prohibited.  Except as provided in Section 2, any other use
of  the  Software  or  Information   contained  in  the  Software  is  expressly
prohibited, including, by way of illustration and not by way of limitation, using the Software in connection with a public computer-based information system; disassembling, translating, decompiling, reverse engineering or creating derivative works based on the Information contained in the Software; selling, assigning, leasing, sublicensing or otherwise transferring the right to use the Software or any portion of it; or permitting access to the Software by any unauthorized party. Licensee agrees that its obligations under the terms of this section shall survive the Termination of this Agreement.

2.5 Unauthorized Access to the Software. Licensee agrees to take reasonable steps, by contract, instruction or otherwise, to ensure that anyone having authorized access to the Software agrees to comply with the terms of this Agreement.

2.6 Third Party License. CPT data as contained in the Software is licensed to HRM and IHQ by a third party. Incorporation of the most current version of CPT in the Software by IHQ is subject to continuation of such third party license.

2.7 No Other Rights Granted. It is mutually understood and agreed that Licensee receives no licenses or rights, whatsoever, by implication or otherwise, under any other patents, patent applications, trade secrets, copyrights, or other property or rights owned or controlled by IHQ, except those specifically granted to Licensee pursuant to the terms of this Agreement.

2.8 Fees. Fees for the license of rights granted to Licensee pursuant to this Agreement shall be as set forth in Schedule 1 to this Agreement.

                               Records and Reports
3.1 Reports. For each Royalty Period, Licensee shall be responsible for determining and providing written or electronic eligibility information to IHQ on a monthly basis in a form mutually acceptable to both parties. IHQ may rely in good faith on such eligibility information in calculating its Subscription Fee pursuant to Schedule 1 of this Agreement. Following each Royalty Period, Licensee shall provide to IHQ a written report setting forth the Subscription Fee due for the Royalty Period. Licensee's written report shall be accompanied by a check for all fees due pursuant to Schedule 1 and shall be forwarded to IHQ, or its designee, HRM, by first class mail, postage prepaid, within thirty
(30) days after the end of each Royalty Period.

3.2 Inspection of Records. Licensee shall, from time to time, permit IHQ to conduct inspections at its locations and installation sites identified in Exhibit B, as amended from time to time, to verify Licensee's compliance with this Agreement and to verify any fee due pursuant to this Agreement, provided, however, (i) such inspection shall take place at Licensee's principal place of business, during normal business hours and only to the extent necessary for IHQ to verify the reports and payments made pursuant to Section 3.1, (ii) IHQ shall give Licensee three (3) days written notice prior to any such inspection, and
(iii) IHQ shall bear all costs of any such inspection unless the inspection reveals that any fees paid by Licensee have been understated by an amount equal to or greater than five percent (5%) of the actual fees due, in which circumstances, Licensee shall promptly pay to IHQ (i) all of IHQ's reasonable costs of such inspection, and (ii) all fees past due including any interest that has accrued as provided in Section 3.1.

3.3 Data Collection. Licensee shall, during the term of this Agreement, keep a record of (i) diagnosis and clinical decisions, and (ii) resource needs and variations, generated by its use of the Software. Licensee shall from time to time at the request of IHQ forward a copy of such records to IHQ on diskette or electronically as agreed to by both parties. Records so provided shall remain strictly confidential between IHQ and Licensee and their affiliates provided that IHQ may integrate the information in such records into its aggregate reports so long as Licensee is not identified.

                                    Delivery

4.1 Generally. On or before July 1, 1996, IHQ shall deliver to Licensee's Key Person (or other designated agent at HRM's facility in Minneapolis, Minnesota) one (1) copy of the Software for the KMHP dedicated care management unit at HRM in Minneapolis, Minnesota, and one (1) copy of the Software for Licensee's site located in Philadelphia, Pennsylvania. The Software shall be considered delivered, and Licensee shall be deemed to have accepted the Software, upon installation of the Software. Licensee shall have sole responsibility for the installation of the Software.


                        Modifications and Updates to the
                                    Software

5.1 Restrictions on Modifications. IHQ shall have the sole right to modify, maintain, enhance or otherwise alter the Software. The parties agree that Licensee shall not develop or create, or assist in the development or creation of any modifications, enhancements or alterations to the Software.

5.2 Updates for the Software. IHQ anticipates that it will update the Software at least once every calendar year. IHQ shall provide Licensee at no charge with one (1) copy of the updated Software, including any user documentation thereof. If requested, Licensee shall within thirty (30) days of receipt of the updated Software, either return the original Software and all copies thereof to IHQ by registered mail, return receipt requested or certify in writing that the Software has been destroyed and cannot be returned. Unless certified as destroyed, the failure to return the original Software as specified herein shall render all warranties made by IHQ null and void, and shall entitle IHQ to terminate this Agreement as provided in Section 9.3.

                     Software Ownership and Confidentiality

6.1 Ownership of Software. The parties agree that the Software, including all source code and documentation for the Software is proprietary to IHQ or third party licensors and is protected by patent applications and/or copyright and/or trade secret interests of IHQ and third party licensors, that title to the Software shall at all times remain with IHQ or third party licensors, and that nothing in this Agreement shall be construed to release, transfer or assign any such rights to Licensee as a result of this license, or to give Licensee any ownership rights in the Software, or any modifications, enhancements or alterations that IHQ may subsequently make to the Software, but rather, gives Licensee the right to use the Software in accordance with the terms and conditions of this Agreement.

6.2 Confidential Nature of the Software. Licensee acknowledges that the Software and Information, including all source code and documentation for the Software, is confidential to IHQ. Due to the confidential nature of the source code for the Software, Licensee, including its employees, consultants and agents, shall
(i) limit access to the Software to its Authorized Users who require access to the Software in order to use it as permitted under this Agreement; (ii) maintain the Software in strict confidence by not making available or disclosing the Software in whole or in part, to any third party without the prior written permission of a Vice President of IHQ, except for any disclosure which may be required by applicable law or court order (iii) not use the Software for any purpose other than to perform a term or condition of this Agreement; and (iv) take all reasonable precautions to maintain the confidentiality of the Software and employ at least those precautions as Licensee employs to protect its own confidential or proprietary information. Licensee agrees to treat as confidential, to the full extent permitted by applicable law, and shall not, at any time, directly or indirectly, use or disclose Confidential Information of IHQ received by Licensee, or with respect to which Licensee is given access, without the prior written consent of IHQ. As used in this Agreement, "Confidential Information" is defined as: (i) all information, written or oral, not generally known outside IHQ or proprietary to it, about its products and services, product and service design, marketing, accounting, computer programs and information gathering techniques and methods, and all accumulated data, listings, or similar recorded matters used or useful in the business of health care cost containment through group benefit design, utilization review, employee rehabilitation, health care provider negotiations and medical claims management, including, but not limited to, customer information files, business forms, computer software, advertisements and marketing aids; and (ii) all information disclosed to Licensee, or to which Licensee has access, from whatever source, during the term of this Agreement, which Licensee knows or has reason to know is Confidential Information. Notwithstanding the foregoing:

         (01)     nothing in this Agreement shall limit in any way:

              (a) disclosure of information
                  required by a public
                  authority; or

              (b) disclosure of information
                  that is necessary to prevent
                  imminent danger to the
                  public.

         (02) information received from IHQ shall not be deemed Confidential Information, and Licensee shall have no obligation with respect to such information:


              (a) which, as of the Effective
                  Date of this Agreement, is
                  part of the public domain;

              (b) which subsequently be-
                  comes part of the public
                  domain through no fault of
                  Licensee;

              (c) which  Licensee  can show  was in  Licensee's  possession,  as evidenced by written records kept in the ordinary course of business or by the proof of actual use at the time of executing this Agreement, and which information had not been wrongfully acquired, directly or indirectly, from IHQ; or

              (d) which is  subsequently  disclosed to Licensee by a third party not in violation of any right of, or obligation to, IHQ.

This Section shall survive the Termination of this Agreement.

6.3 Copies of Software. Licensee may make one (1) copy of the Software solely to be used as a back-up copy and one (1) additional copy for installation on each stand alone computer or file server designated in Exhibit B; provided, however, that Licensee reproduces the Software in its entirety including all of the titles, trademarks, copyright notices and other proprietary markings including those of any third party licensor which appear on the Software. Licensee shall not remove or obscure any such notices.

6.4 Reverse Engineering of Software. Licensee acknowledges that the object code and source code for the Software, including all updates for the Software, which are embodied on the magnetic storage media contain confidential and trade secret material which is not readily susceptible to reverse compilation or reverse assembly. Licensee or any of its employees, agents or consultants shall not attempt to decompile or disassemble the object code of the Software in whole or in part. Licensee further agrees that it will use its best efforts to prevent decompilation and disassembly of the object code of the Software by any person or entity by securing and protecting each copy of the Software or update, in a manner consistent with the maintenance of Licensee's proprietary rights and by taking appropriate action by instruction or agreement. Violation of any provision in this section shall be the basis for the immediate Termination of this Agreement.

6.5 Guideline  System.  During the term of this Agreement and continuing for six
(6) months after Termination, Licensee shall not use the Software, its algorithms, position papers, user interfaces, reports or printouts as a basis or model to create, directly or indirectly, its own guideline system useful in the healthcare industry for utilization review, confirmation of diagnoses of certain illnesses and diseases, therapeutic selection, resource selection or acute care management nor shall Licensee approach any employee of IHQ for the purpose of extending an offer of employment.

                                    Remedies

7.1 Irreparable Harm Caused by Breach. Licensee recognizes the confidential and proprietary nature of the Software and, in such connection, acknowledges that a breach by Licensee of any of its covenants, agreements or undertakings in this Agreement will cause IHQ irreparable damage, which cannot be readily remedied in damages in an action at law and may constitute an infringement of IHQ copyrights entitling IHQ to equitable remedies, costs and reasonable attorneys' fees.

                         Warranties and Indemnification

8.1 Warranty by Licensee. Licensee warrants and represents to IHQ that it shall use the Software in accordance with all applicable laws, rules and regulations and that it will use the Software solely as a guidance or research tool in the review of diagnosis, therapeutic selection, and resource utilization of patients and not as a substitute for health care practice activities by an examining physician or other authorized professional.

8.2 Warranty of Title. IHQ warrants that it has the right to license the Software to Licensee and that IHQ shall, at its own expense, defend Licensee against any claim and indemnify Licensee against and hold it harmless from any damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of or related to any claim that the unmodified Software (except as modified or updated by IHQ) infringes any U.S. patent or copyright; provided that (i) Licensee notifies IHQ in writing within ten (10) days of notice of any such claim made against it; (ii) IHQ shall have sole control of the settlement or defense of any action against Licensee to which this indemnity relates; and
(iii) Licensee cooperates with IHQ in every reasonable way to facilitate such defense.

8.3 Indemnification for Misuse of Software. Licensee shall, at its own expense, defend IHQ against any claim and shall indemnify IHQ against and hold it harmless from any damages, liabilities, costs and expenses (including attorneys' fees) arising out of Licensee's or any of its agents' or employees' misuse of the Software, provided that (i) IHQ promptly notifies Licensee in writing of any such claim made against it, and (ii) IHQ cooperates with Licensee in every reasonable way to facilitate such defense.

8.4 Warranty. IHQ warrants to Licensee that during the Initial Term and any Renewal Term of this Agreement (i) the media on which the original Software and the Documentation are recorded will be free from defects in material and workmanship under normal use, and (ii) the Software will conform to the specifications set forth in the Documentation. This warranty and any obligations on the part of IHQ shall be null and void if defects result from Licensee's use of the Software or the media on which the Software is recorded in a manner not contemplated by this Agreement. In addition, any support provided to Licensee by IHQ for defects resulting from Licensee's use of the Software other than as contemplated in this Agreement will be billed to Licensee on a time-and-materials basis, at the rates set forth in Schedule 3 hereto.

Licensee's exclusive remedy under this warranty pursuant to this section shall be as follows:

         a. IHQ will provide Licensee with access to a customer support telephone line between the hours of 9:00 a.m. and 5:00 p.m., Central Time, on business days and any other times that may be agreed upon. Licensee may use the customer support line to report suspected defects to IHQ. Based upon Licensee's verbal reports, IHQ will attempt to resolve Licensee's technical problems and issues using the customer support telephone line.

         b. In the event that IHQ is not able to resolve Licensee's suspected defects using the customer support telephone line, Licensee shall provide prompt written notification to IHQ, including all documentation necessary to identify the suspected defect or cause.

         c. If the technical problem or suspected defect is a non-critical one, (i.e., it does not materially affect Licensee's use of the Software), IHQ will use its best efforts to identify the suspected defect, provide Licensee with a suitable replacement or a temporary work-around or other alternative in the interim and correct the defect in the earliest possible update release.

         d. If the problem or suspected defect is critical (i.e., it materially affects Licensee's use of the Software as contemplated in this Agreement), IHQ will, within five (5) business days after its receipt of Licensee's written notification and documentation of the suspected defect, provide Licensee with a plan designed to correct the suspected defect within the following thirty (30) days. In the event IHQ is not able to correct a critical defect within thirty
(30) days of its receipt of written notification and documentation from Licensee, Licensee shall be entitled to credit against future Subscription Fees payable by Licensee under this Agreement, those Subscription Fees paid by it during the period commencing on the thirtieth day following its written notification to IHQ of the critical defect, to the date of the delivery of the critical defect correction. Notwithstanding the preceding sentence, at any time after thirty (30) days after IHQ's receipt of notification, if IHQ has failed to deliver the critical defect correction, then Licensee shall also have the right to terminate this Agreement in accordance with Section 9 hereof, and return to IHQ the Software and Documentation, including all copies thereof.

If this Agreement is terminated by Licensee pursuant to Section 8.4(d) during the Initial Term or any Renewal Term, IHQ shall pay to Licensee within a reasonable time following the termination date, a refund of those Subscription Fees paid by Licensee from the time of Licensee's written report of the critical defect to the termination date.

8.5 Liability Limitation. The Software and help screens incorporated therein consist of a series of research-based works prepared and distributed by IHQ for the health care professionals who use the Software. The Software is based on clinical experience and a review of the relevant scientific literature reflecting the state of knowledge current at the time of publication. The Software defines the diagnostic and treatment principles upon which each guideline is based, but should not be considered inclusive of all relevant and proper methods of diagnosis and treatment interventions or all possible indications, outcomes, contraindications, and adverse effects for the listed diagnostic procedures and treatment interventions. Nor should the Software be considered to be exclusive of other methods of care reasonably directed at obtaining the appropriate results. Adherence to the information contained in the Software and help screens is strictly voluntary. The ultimate judgement regarding the appropriateness of any specific diagnostic procedure or treatment intervention must be made by the physician in light of the individual circumstances presented by the patient.

In no event shall IHQ or third party licensor be liable for any indirect, incidental, consequential or special damages of any kind (including damages for lost profits, loss of business, loss of data or use of data, personal injury or the like) resulting from any diagnosis, therapeutic selection, or resource selection, regardless of whether such diagnosis or selection was a result of an error in the Software or on the help screens, from a breach of warranty or any other type of claim arising from the use or inability to use the Software or help screens, including without limitation, liability arising out of contract, negligence, and strict liability in tort or warranty, even if IHQ and/or third party licensors have been advised of the possibility of such damages. Third party licensors disclaim any and all liability to Licensee including liability for the sequence, accuracy or completeness of information provided in the Software.

8.6 Warranty Limitation. IHQ and third party licensor do not warrant that the Software will meet Licensee's requirements or that its operation will be uninterrupted or without error. Licensee acknowledges that the Software has not been developed according to Licensee's specifications or is otherwise custom-made. The remedies stated in this Section constitute Licensee's sole and exclusive remedies with respect to the warranties made hereunder. Except as expressly set forth in this Section, THE SOFTWARE IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND OTHER THAN AS STATED ABOVE. IHQ AND THIRD PARTY LICENSOR MAKE NO EXPRESS OR IMPLIED WARRANTIES RELATING TO THE SOFTWARE OR ITS USE OR FUNCTIONALITY, AND SPECIFICALLY DISCLAIM ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANT-ABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Licensee understands and agrees that the limitation of IHQ's liability stated above represents a deliberate allocation of risk that effects the price of the program. Without this exculpation of liability the License Fee charged by IHQ would necessarily be much greater. By the use of this Software, Licensee expressly accepts the above disclaimer of liability.

                              Term and Termination

9.1 Term. Unless terminated earlier as provided in this Agreement, this Agreement shall commence as of the date the Software is delivered to Licensee and shall continue in force through December 31, 2001 (the "Initial Term"). Thereafter, this Agreement will be automatically renewed for successive twelve
(12) month terms (a "Renewal Term") unless terminated as provided below.

9.2 Termination Without Cause. Either party may terminate this Agreement at the end of the Initial Term or any Renewal Term hereof by giving written notice of intent to terminate to the other party at least one hundred twenty (120) days prior to the end of the Initial Term or any Renewal Term.

9.3 Termination for Breach. If at any time during the term of this Agreement either party fails to perform any material covenant, condition, duty, obligation or limitation herein, provided the breaching party shall not have remedied (or taken reasonable steps to remedy) its failure within thirty (30) days after receipt of written notice of such failure, the non-breaching party shall have the right, in addition to any other rights it may have, to terminate this Agreement.

9.4 Termination for Insolvency. This Agreement shall be terminated automatically in any one or more of the following circumstances: (i) in the event that either party is insolvent or is placed in the hands of a receiver, or otherwise enters into a composition agreement with any of its creditors or makes any unauthorized assignment for the benefit of creditors; or (ii) in the event that any of the assets of either party are seized or attached, in conjunction with any action against it by any third party, and such attachment materially affects the ability of that party to perform this Agreement.

9.5 Effect of Termination. Upon Termination of this Agreement for any reason, Licensee shall immediately cease all use of the Software and deliver all copies of the Software and accompanying Documentation to IHQ by certified mail, return receipt requested. Licensee shall have no right of any kind with respect to the Software after the date of Termination. In the event that Licensee fails to comply with this provision, IHQ shall have the right, at any time, to take immediate possession of the Software and all copies wherever located, without demand or notice.

                                   Bankruptcy

10.1 Agreement to Assume or Reject. In the event a voluntary or involuntary petition in bankruptcy is filed by or against Licensee, Licensee agrees to either assume or reject this Agreement within sixty (60) days of the date the petition was filed.

10.2 Assumption of Agreement. If it assumes this Agreement, Licensee agrees to cure, or provide adequate assurance that it will promptly cure, any default under the Agreement; compensate, or provide adequate assurance that it will promptly compensate, IHQ for any actual pecuniary loss to IHQ resulting from Licensee's default; and provide adequate assurance of its future performance under the Agreement.

10.3 Rejection of Agreement. If Licensee fails to assume this Agreement, or rejects the same, within sixty (60) days of the filing date, then the parties agree that this Agreement is terminated without further actions or proceedings. Licensee then agrees it is obligated to surrender, and shall surrender, immediate possession of the Software and accompanying Documentation, and all copies thereof wherever located to IHQ without demand or notice. If Licensee fails to voluntarily return the Software and all copies thereof, then Licensee agrees and consents that IHQ is entitled to an order from a court of competent jurisdiction lifting the automatic stay and entitling it to exercise its state law remedies to immediately recover the Software and accompanying Documentation, and all copies thereof, wherever located.

10.4 Enforceability. The covenants and agreements set forth in this Section 10 are deemed by the parties to follow the Software and shall be enforceable against Licensee's successor, trustee or debtor in possession. This Section 10 shall be enforceable pursuant to the provisions of 11 U.S.C., Section 365.


                                     General

11.1 Notice. Any notice or other communication required or allowed to be given under this Agreement shall be deemed delivered when in writing and personally delivered or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the appropriate party at the following addresses:

KMHP:

         Chief Financial Officer
         Keystone Mercy Health Plan
         1700 Market Street
         Philadelphia, PA  19103

IHQ:

         Chief Financial Officer
         Institute for Healthcare Quality, Inc.
         8000 West 78th Street
         Minneapolis, MN  55439

Addresses may be changed by written notice given pursuant to this Section; however, any such notice shall not be effective, if mailed, until three (3) days after depositing in the mail or when actually received, whichever occurs first.

11.2 Entire Agreement. This Agreement, including the attached Schedule 1 and Exhibits A and B, constitutes the entire understanding and agreement between the parties and supersedes any prior written or oral understandings or agreements relating to its subject matter. This Agreement may not be modified or amended except by a writing signed by both parties.

This Agreement is contemplated by the parties to be executed and performed in conjunction with, and as part of, a managed care services agreement (the "MCS Agreement") between Licensee and HRM intended to be negotiated and executed by the parties hereto. In the event either party make a good faith determination that it will not be able to reach agreement with the other and finalize the MCS Agreement, then such party may terminate this Agreement upon sixty (60) days prior written notice. In the event the MCS Agreement is executed and delivered by the parties thereto, the provisions of the MCS Agreement will supersede Sections 9.1 and 9.2 and paragraphs 1, 2 and 3 of Schedule 1 and paragraphs 1 and 2 of Schedule 3 hereof. In the event any inconsistency between the MCS Agreement and this Agreement, the MCS Agreement shall govern.

11.3 Assignment. The rights and obligations of the parties hereunder shall not be assigned without the prior written consent of the other party; provided, however, that IHQ may assign this Agreement to a parent, wholly-owned subsidiary or other affiliated company or purchaser of all or substantially all of the assets or capital stock of IHQ without the written consent of Licensee. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.4 Headings. The headings of the various sections of this Agreement are for convenience purposes only and shall not control or affect the meaning or construction of any provision of this Agreement.

11.5 Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such provision shall be considered stricken from the Agreement and the remainder of the Agreement shall continue in full force and effect.

11.6 Relationship of Parties. Nothing contained in this Agreement shall be construed to make either party the agent for the other for any purpose, and neither party hereto shall have any right whatsoever to incur any liabilities or obligations on behalf of or binding upon the other party. This Agreement is not intended, and shall not be construed, to create a joint-venture, a partnership, an agency or a franchise between the parties.

11.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to contracts made and performed therein.

11.8 Force Majeure. Any failure of either party to perform the obligations hereunder shall not constitute default under this Agreement, nor give rise to any claim for damage if and to the extent such delay or failure is caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, acts of war, public disorders, sabotage, floods, riots, strikes, or other causes which, by the exercise of reasonable diligence, the affected party is unable to prevent, mitigate or remove.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

INSTITUTE FOR HEALTHCARE
QUALITY, INC.

By:

Title:

Print Name:


KEYSTONE MERCY HEALTH PLAN

By:

Title:

Print Name:

                                   SCHEDULE 1


1. License Fees. Upon delivery of the Software to Licensee's dedicated care management units at HRM in Minneapolis, Minnesota and Philadelphia, Pennsylvania, pursuant to the Managed Care Service Agreement between Licensee and HRM, Licensee shall pay to IHQ a one-time License Fee of Seventy-five Thousand Dollars ($75,000) ("License Fee"). This License Fee covers the single file server and/or computers ("Workstations") located at the two (2) locations described in Exhibit B.

     If Licensee desires to use the Software on additional file servers or at additional locations, Licensee must inform IHQ in writing of this intent and pay IHQ an additional one-time License Fee upgrade of Two Thousand Dollars ($2,000) for each additional file server or location.

2. Subscription Fees. Commencing on August 1, 1996, a monthly QualityFIRST(R) Subscription Fee, to be paid on the first day of each month, will be charged for all licensed file server sites. This monthly Subscription Fee will be the greater of the following:


     (01) Thirty Three Thousand Seven Hundred Fifty Dollars ($33,750) per month;

                                       OR

     (02) The total number of Members, multiplied by $.27 per Member per month ("PMPM").

     For purposes of this Agreement, "Member" shall be defined as any person enrolled as a subscriber or dependent in Licensee's health care plan designated by Licensee to be served utilizing the Software. This Agreement anticipates that Licensee will, initially, estimate the number of Members for the purpose of determining Subscription Fees due hereunder, and following the initial estimate, a reconciliation of the number of Members shall be prepared within ninety (90) days following each Royalty Period.

3. Subscription Fee Increases. IHQ guarantees that the Subscription Fees set forth above will remain in effect during the Initial Term of this Agreement. After the Initial Term of this Agreement, based on experience and market conditions, IHQ may raise its Subscription Fee upon one hundred eighty (180) days written notice to Licensee prior to each anniversary date. Any price increase will not be effective if such notice is received less than one hundred eighty (180) days prior to that date.

4. Taxes. Licensee shall be responsible for all sales tax due hereunder and IHQ shall be responsible for all taxes imposed on IHQ's income. All other state, local and federal taxes applicable to any of the services provided pursuant to the Agreement, whether imposed now or later by the applicable taxing authorities, shall be paid by the party responsible under such law for such payment.

5. Billing Contact. Licensee designates its Chief Financial Officer to be its billing contact for receiving invoices and handling billing related questions. This contact can be reached at the following address and telephone number:

                           Keystone Mercy Health Plan
                           1700 Market Street
                           Philadelphia, Pennsylvania  19103
                           (215) 937-8870

                                   SCHEDULE 2



TRAINING FEES BELOW ARE APPLICABLE ONLY FOR ADDITIONAL TRAINING REQUESTED BY LICENSEE AFTER BOTH (1) LICENSEE'S RECEIPT OF THE SOFTWARE FOR USE BY LICENSEE'S STAFF AT ITS PENNSYLVANIA FACILITIES AND (2) THE TRANSITION DATE SPECIFIED IN THE MCS AGREEMENT.

1. Overview. IHQ is committed to providing training to support the successful integration of QualityFIRST(R)into a care management program. IHQ is available to provide implementation planning at the customer site to assist with implementation strategy development. This includes an assessment of the Licensee's implementation and training needs. On the basis of this assessment, IHQ will recommend an individualized implementation schedule to the Licensee. Although additional consulting services may be provided, in all cases the Licensee is required to participate in the User Training Program described below.

2. User Training Program. IHQ will provide a User Training Program for Licensee's care managers and physician consultants at Licensee's place of business. The training program provided by IHQ pursuant to this paragraph will cover care management process, guideline application, specialist referral procedures, system usage documentation requirements, and reports management. Licensee agrees to provide adequate training facilities and a separate Workstation for each attendee. A working knowledge of Microsoft(R) Windows(TM) is a prerequisite for this program.

3. User Training Program Fee. The User Training Program will consist of a training session for up to five care managers and a one (1) day follow-up training session, which will occur within ninety (90) days after the initial training session. The fee for this User Training Program is Six Thousand Dollars ($6,000) (the "User Training Program Fee"); provided, however that Licensee shall pay all reasonable travel and other associated expenses incurred by IHQ in conducting such training.

     In the event the Licensee desires to have more than (5) care managers attend future IHQ training courses, Licensee shall pay IHQ an additional Training Fee of One Thousand Dollars ($1,000) per attendee.

4. Train-the-Trainer Program. In the event that Licensee desires to have its employees train other employees or consultants of Licensee, IHQ will provide an optional Train-the-Trainer Program for the sum of Twelve Thousand Dollars ($12,000) (the "Train-the-Trainer Program Fee"); provided, however that Licensee shall pay all reasonable travel and other associated expenses incurred by IHQ in conducting such training. This Train-the-Trainer Program will consist of:

     o Session 1 will consist of a sixteen (16) hour User Training course that may include up to seven (7) attendees. (Two (2) designated trainers and five (5) Authorized Users). The User Training course will be followed by an eight (8) hour briefing session specifically for the designated trainers; this session will focus on training techniques, training preparation, use of case scenarios and role playing.

     o Session 2 will be a User Training course scheduled by Licensee no later than 3-4 weeks following Session 1. This session includes a team-teaching approach in which Licensee's new trainers assist the IHQ trainer in the training preparation and delivery of training. The optimal trainer/trainee ratio is two (2) trainers to five (5) new Authorized User trainers.

     o Session 3 will be a User Training course scheduled by Licensee no later than six to eight weeks following Session 2. Licensee's new trainers will be responsible for conducting Session 3, including training preparation (logistics and agenda) and presentation of the rationale for selecting QualityFIRST(R) guidelines for Licensee's environment and how the guidelines will be used. The role of the IHQ trainer at Session 3 will be to observe and assist in the delivery of training.

          Following Session 3, additional training sessions may be scheduled based on Licensee's needs and IHQ trainer evaluation. Any subsequent training sessions will be provided upon the terms and conditions, including fees, as set forth in Schedule 3 of this Agreement.

5. Physician Training Program. If Licensee so desires, IHQ will provide an optional half-day Physician Training Program for up to five (5) physician managers for the sum of Two Thousand Dollars ($2,000); provided, however, that Licensee shall pay all reasonable travel and other associated expenses incurred by IHQ in conducting such training.

6. Fees and expenses due pursuant to this schedule shall be invoiced by IHQ and shall be due within thirty (30) days from the date of such invoice.

                                   SCHEDULE 3

TECHNICAL/CUSTOMER SUPPORT AND CONSULTING SERVICES.

1. Technical/Customer Support Following Licensee's Receipt of the Software for Use by Licensee's Staff at its Facilities in Pennslyvania. In order to assist Licensee in the effective use of the Software, IHQ shall during the initial term of this Agreement, at the request of Licensee, provide Licensee with up to forty (40) hours of telephone technical/customer support for questions related to use of the Software and to assist with the implementation plan and definition of the care management process. All requests for technical/customer support services must be made by Licensee's Key Person or Key Person Alternate. In addition, Licensee's Key Person shall inform IHQ when there is a configuration change in the number of Workstations using the Software. This requires that the Key Person maintain Exhibit B and communicate changes thereon to IHQ as they occur. For the purposes of this Agreement, Licensee designates _______________________ to be its Key Person and _______________________ to be its Key Person Alternate. Licensee's Key Person can be reached at the following telephone number during regular business hours ( ) . Licensee may change the identity of its Key Person or Key Person Alternate provided it notifies IHQ in writing of such a change within fifteen (15) days thereafter.

2. Consulting Services. In addition to the technical/customer support services provided as described above, IHQ is available to provide Licensee with consultation services upon the oral or written request of Licensee. During the Initial Term of this Agreement, Licensee shall pay a consulting fee to IHQ for consulting services provided by IHQ at the following hourly rates:

     Vice President Level                                 $250 per hour
     Physician Consultant Level                           $175 per hour
     Director Level                                       $150 per hour
     Programming Consultant Level                         $  75 per hour

     provided, however, that Licensee shall reimburse IHQ for all travel and other associated expenses incurred by IHQ in rendering such consulting services. Fees due pursuant to this paragraph shall be invoiced by IHQ and shall be due within thirty (30) days from the date of such invoice.

                                    EXHIBIT B

                    Identification of Computers and Location




Site                     Computer Description            Date of Installation

Health Risk              KMHP Dedicated Care
Management, Inc.         Management Unit
Minneapolis, MN


KMHP                     KMHP Medical Affairs Unit
Philadelphia, PA